Exhibit 10.1

Crown Energy Company
333 North Portland
Oklahoma City, OK 73107

August 29, 2011

American Energy Development Corp.
Attn:  Joel Felix
9190 Double Diamond Parkway
Reno, NV 89521

Re:       Magnolia Prospect; Sections 20 & 21-8N-5E
             Pottawatomie County, Oklahoma
      Acree 1-20 and Magnolia 2-21

Dear Sirs:

When accepted and executed by you, this letter will evidence the agreement between you (hereafter “Participant”) and Crown Energy Company (“Crown”) with respect to Participant’s participation as a cost-bearing working interest owner in Bullet Oil and Gas/Total Energy Partners Magnolia Prospect (“Prospect”). The Existing Leases total 240 net acres. This Prospect requires the drilling of two wells (“Test Wells”) to the base of the Simpson formation at approximately 4,550’ total depth in order to evaluate the productive potential of any/all of the several porosity/permeability zones within the Simpson, and all other potential productive zones at lesser depths (Earlsboro 3,600’, Misener 3,975’, Hunton 4,000’, Viola 4,125’ estimated drill depths). The first Test Well drilled will be the Acree 1-20. Subsequently, the second Test Well drilled will be the Magnolia 2-21. The terms of your participation are as follows:

1.           Upon receipt of an invoice, Participant agrees to pay Crown the sum of $1,008.00 [calculated as $300 per acre times 240 net acres times 1.40%], for a corresponding one and four tenths percent working interest (1.40%) before payout in and to the Prospect (“Participant’s Percentage”), including but not limited to the interests in the oil and gas leases currently held by Crown (“Existing Leases”) in an AMI (Area of Mutual Interest). Crown will deliver a seventy eighty percent (78.0%) net revenue interest in such Existing Leases. Upon receipt of Participant’s payment, Crown shall assign to Participant its Participation Percentage in and to the Existing Leases.  Participant agrees to pay Crown its Participation Percentage of any additional acreage obtained in the Area of Mutual Interest through leasing or pooling at acquisition cost plus $50.00 per net acre (“Subsequent Leases”).  Upon receipt of such payment, Crown shall assign to Participant its Participation Percentage in and to the Subsequent Leases subject to the retention by Crown of an overriding royalty interest therein equal to the difference between existing leasehold burdens and twenty two percent (22.0%), it being the intention of the parties that Participant receive a seventy eight percent (78.0%) net revenue interest in the Subsequent Leases. In the event that any Subsequent lease or pooled acreage has existing burdens in excess of twenty two percent (22.0%), Crown shall reserve only an overriding royalty interest of one and one-quarter (1.25%) percent but in no event shall Crown delivery to Participant a lease with less than a 75% net revenue interest.

2.           Upon receipt of an invoice, Participant agrees to pay Crown its Participation Percentage of the total prospect fee of $30,000.00, the net amount of which equals $420.00.

3.    Upon one hundred percent (100.0%) payout of Participant’s total capital contributions to the Prospect as set out herein, an undivided twenty percent (20%) of the interest assigned herein shall automatically revert to Crown, its successors and assigns, together with a like interest in the Test Wells, equipment and personal property located thereon (“Crown back-in”). Payout shall be effective the first day of the month immediately following the date on which the proceeds accruing to the interest assigned herein from the sale of hydrocarbons from the Test Wells, after subtracting therefrom all operating expenses, applicable taxes, royalty and overriding royalty burdens, is equal to that portion of the sum of the costs allocable to the interest assigned herein in drilling, testing, completing, equipping and operating the Test Wells, the acreage cost paid by Participant pursuit to paragraph 1 herein and the prospect fee paid by Participant pursuit to paragraph 2 herein. The back-in interest of Crown shall be free and clear of any burdens, charges or lien, which may be subsequently created by Participant. Participant’s Participation Percentage in and to the Prospect shall be reduced by its proportionate share of the Crown back-in and such Percentage shall be its After Payout Interest.

In the event an additional well or wells are proposed within the Prospect, the back-in working interest obligation will not apply and Participant’s Participation Percentage in and to such additional well or wells shall be its After Payout interest in the Test Wells. Should an additional well be proposed prior to payout of the Test Wells, Crown shall be deemed to have its twenty percent (20%) back-in working interest in which to make a decision/election in said additional well. All additional wells will be drilled in accordance with the terms of the enclosed JOA.

4.           The Area of Mutual Interest for the Prospect is Section 20 and 21, Township 8 North, Range 5 East, Pottawatomie County, Oklahoma. The initial drill site is SW/4 SE/4, Section 20, T-8-N, R-5-E, Pottawattamie County, Oklahoma. The second Test Well’s location is in SE/4 SW/4 Section 21, T-8-N, R-5-E, Pottawattamie County, Oklahoma.

5.   Within five (5) days of receipt of an invoice, Participant agrees to pay and be responsible for its Participation Percentage of the cost of drilling the initial Test Wells to casing point.

a.
Subsequent to reaching casing point, and should Participant elect to participate in the completion of the Acree 1-20, Participant shall pay its Participation Percentage of the cost of completing said Test Well. Such costs shall be paid within forty eight (48) hours of such election.

b.
Subsequent to reaching casing point, and should Participant elect to participate in the completion of the Magnolia 2-21, Participant shall pay its Participation Percentage of the cost of completing said Test Well.  Such costs shall be paid within forty eight (48) hours of such election.

c.
A separate Authority for Expenditure (“AFE”) for the Acree 1-20 and the Magnolia 2-21 are attached hereto. Participant understands and agrees the AFEs are only an estimate and that it is obligated to pay its Participation Percentage of actual costs of both wells as described in numbered paragraph 4.

6.           Crown will be the Operator of the Test Wells and the Prospect.  Crown intends to utilize with its affiliate, Basin Engineering, to operate the prospect. Participant agrees to execute and return the enclosed Joint Operating Agreement (“JOA”). Participant understands and agrees that Crown, in its sole discretion, shall determine the actual depth and location of the Test Wells and the manner in which they are drilled. In the event of a conflict between the provisions of the JOA and the terms of this Agreement, the terms of this Agreement shall prevail. The JOA will cover the entire Prospect area.

7.           This Agreement is not intended to create, nor shall the same be construed as creating, a mining partnership, commercial partnership, joint venture or other partnership or agency relation, or as creating an association taxable as a corporation.  Rather it is the intent and purpose of the Agreement to create a relationship which is limited to the acquisition, co-ownership and operation of oil and gas properties for the accounts of the parties individually and in which the rights, obligations and liabilities of the parties shall always be several and not joint or collective.

8.           Participant understands and agrees that the interests in the oil and gas leases assigned by Crown have not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission.  Further, Participant understands such interests have not been registered under the Securities Act of 1933 or under the securities laws of any state.

9.           Participant is an experienced and knowledgeable investor in the oil, gas and mineral resources industry and has previously expended substantial amounts in the acquisition and development of oil and gas properties. Participant understands and agrees that Crown makes no guarantees or warranties regarding the potential success or outcome of the Prospect and that investment in the oil and gas industry are inherently risky.  Prior to purchasing these interests, Participant has been advised by its counsel or such other persons as it deems appropriate concerning the Prospect and this Agreement, and the tax, legal, economic, risk and other considerations relating to such purchase.  Participant is not relying on any advice or representations of Crown or any representative thereof in purchasing the interests herein.  The interests to be acquired by Participant are being acquired for Participant’s own account, for investment, and not with a view to distribution or resale.  Participant may not offer, sell, transfer, assign, pledge or otherwise dispose of or encumber all or any part of the interests without the express written consent of Crown.

10.           The terms, covenants and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.            This Agreement will be governed by and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely therein.    This Agreement and its Exhibits contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the parties with respect to the subject matter herein.  Any notice required or permitted hereunder shall be given as provided in the JOA.

If the foregoing meets with your approval, please sign all the enclosed documents where marked. Return the following:

•	One signed AFE for each of the Test Wells;
•	One signed Participation Letter;
•	The signed and notarized Signature Pages to the Joint Operating Agreement;
•	Your check for the amount shown on the invoice.

Please retain all remaining documents for your records.

Sincerely,

/s/ Garry D. Crain
Garry D. Crain
Executive Vice President

AGREED TO AND ACCEPTED THIS 16TH DAY OF SEPTEMBER, 2011.  PARTICIPANT ELECTS TO ACQUIRE 1.40% OF THE PROSPECT.

By:	/s/ Joel Felix
Title (if applicable):	Chief Financial Officer
Address:	9190 Double Diamond Parkway
Reno, NV 89521
Telephone:	(888) 542-7720
Email Address:	joel@aed-corp.com